UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2017 (March 15, 2017)

EXTRACTION OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 37907	46-1473923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 5300

Denver, Colorado 80202

(Address of Principal Executive Offices)

(720) 557-8300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Amendment to Credit Agreement

On March 15, 2017, Extraction Oil & Gas, Inc. (the “Company”) entered into Amendment No. 11 (the “Amendment”) to the Credit Agreement, dated September 4, 2014 (as amended and modified, the “Credit Agreement”) among the Company, certain subsidiaries of the Company, including XTR Midstream, LLC, a Delaware limited liability company (“XTR” and together with the other subsidiaries, the “Guarantors”), the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the Lenders and as issuing lender.

The Amendment amends the Credit Agreement to, among other things, allow (i) XTR to make an investment (the “Proposed Contribution”) in an unaffiliated third-party, so long as (A) the aggregate amount of cash contributed by XTR to such entity does not exceed $5,000,000 and (B) the amount of cash and the fair market value of the assets contributed by XTR to such entity does not exceed $10,000,000 in the aggregate, and (ii) the Company to enter into a transportation agreement with a wholly-owned subsidiary of such entity. On or before 5:00 p.m. Houston, Texas time on the effective date of the Proposed Contribution, the Company will deliver to Wells Fargo, as administrative agent, executed copies of certain documents entered into in connection with the Proposed Contribution, and failure to do so will constitute an immediate Event of Default under the Credit Agreement.

Under the Amendment, the Company and each Guarantor also reaffirm that they are each party to certain security documents securing and supporting the Company’s and Guarantors’ obligations under the Credit Agreement, and each Guarantor reaffirms its obligations under the Guaranty Agreement, dated as of September 4, 2014, as amended, restated, supplemented or otherwise modified from time to time. The Amendment contains customary representations and warranties by each of the Company and each Guarantor consistent with those agreed upon in connection with previous amendments to the Credit Agreement. Except as amended by the Amendment, the Credit Agreement remains in full force and effect as originally executed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2017

EXTRACTION OIL & GAS, INC.

By:	/s/ Russell T. Kelley, Jr.
Russell T. Kelley, Jr.
Chief Financial Officer